PRESS RELEASE

Clorox Reports Solid Sales and Margin Growth in First Quarter; Confirms Fiscal Year 2013 Outlook

OAKLAND, Calif., Oct. 31, 2012 – The Clorox Company (NYSE: CLX) today reported 3 percent sales growth and a 110 basis-point increase in gross margin for the quarter, which ended Sept. 30.

“We’re off to a good start in the fiscal year,” said Chairman and CEO Don Knauss. “We delivered sales growth in both our U.S. and International businesses. We also saw strong margin improvement in the quarter, which is a particular focus for the company, even as we continue to invest in systems and facilities infrastructure.”

Some results in this press release are reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and a reconciliation of key first-quarter results.

Fiscal First-Quarter Results

Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2012, unless otherwise stated.

*	$1.01 diluted earnings per share (3 percent growth)

*	1% volume decrease

*	3% sales growth

Clorox reported first-quarter earnings of $133 million, or $1.01 diluted earnings per share (EPS). This compares with $130 million, or 98 cents diluted EPS, in the year-ago quarter. Current-quarter results reflect higher sales and gross margin expansion, partially offset by higher selling and administration expenses, including continued investments in the company’s information technology (IT) systems.

Volume for the first quarter of fiscal year 2013 decreased 1 percent, as price increases impacted shipments. Sales growth outpaced volume primarily due to the benefit of price increases, partially offset by unfavorable foreign exchange.

Gross margin increased 110 basis points to 42.9 percent from 41.8 percent in the year-ago quarter. The increase in gross margin was driven primarily by strong cost savings and the benefit of price increases, partially offset by inflation impacting manufacturing and logistics costs, as well as other supply chain costs.

“We are very pleased that we delivered margin improvement in the quarter,” said Senior Vice President and Chief Financial Officer Steve Robb. “We’ve taken the right steps to rebuild our margin, including well-executed price increases across our portfolio and a strong focus on cost savings, a company hallmark.”

The effective tax rate of 31.6 percent for the current quarter was higher versus the year-ago quarter, but lower than anticipated, reflecting the benefit of a recent international tax settlement. Clorox anticipates the tax rate for the full year to be between 33 percent and 34 percent.

Net cash provided by operations increased to $208 million from $131 million in the year-ago quarter. The year-over-year increase was due primarily to favorable changes in working capital. For the full fiscal year, Clorox anticipates free cash flow of about 9 percent to 10 percent of sales. The company defines free cash flow as cash provided by operations less capital expenditures. In September, the company issued $600 million of 10-year senior notes, temporarily increasing its cash balance prior to the mid-October repayment of other maturing long-term debt of $350 million. The company’s cash balance is expected to return to a more normalized level by Dec. 31.

Key Segment Results

Following is a summary of key first-quarter results by reportable segment. All comparisons are with the first quarter of fiscal 2012, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)

  4% volume increase
  8% sales increase
  11% pretax earnings increase
Volume growth in the segment was driven primarily by high double-digit growth in the Professional Products business, due to the benefit of acquisitions made in fiscal 2012 and a double-digit increase in the base business. Shipments in the Home Care business were about equal to the year ago quarter, with all-time record shipments of Clorox® disinfecting wipes, offset by declines on Pine-Sol® products due to a price increase in the fourth quarter of fiscal 2012. Home Care sales increased due to the benefit of price increases. Laundry volume decreased due to lower shipments of Clorox 2® stain fighter and color booster, partially offset by the highest volume growth of bleach in more than two years. Segment sales outpaced volume largely due to the benefit of price increases. Pretax earnings growth was driven primarily by higher sales and the benefit of strong cost savings, partially offset by unfavorable product mix.

Household
(Bags and Wraps, Charcoal, Cat Litter)

  7% volume decrease
  3% sales decrease
  19% pretax earnings increase
The segment’s volume and sales decreases were driven primarily by declines in the Charcoal business, reflecting the impact of price increases earlier in the calendar year and the comparison to very strong merchandising and volume growth in the year-ago quarter. Cat Litter volume declined due to price increases implemented in the fourth quarter of fiscal 2012 and increased competitive activity. Glad® volume was up, with continued strong gains in premium trash bag products such as Glad® OdorShield® trash bags with Febreze®. The variance between the changes in segment volume and sales was primarily due to the benefit of price increases. Pretax earnings growth was driven largely by strong cost savings, partially offset by lower sales.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care)

  1% volume decrease
  1% sales increase
  2% pretax earnings increase

Volume was up in the Food business driven primarily by higher shipments of Hidden Valley® products, offset by lower shipments of KC Masterpiece® products due to strong competitive activity. Volume declined in the Water Filtration business due to lower shipments of faucet mount products, as well as lower Brita Bottle® shipments, compared to strong volume behind the new product launch in the prior-year quarter. Burt’s Bees shipments declined slightly, following strong growth in the year-ago period, behind a robust pipeline of new products. Burt’s Bees delivered double-digit retail sales growth. Segment sales grew primarily due to the benefit of price increases. Pretax earnings growth reflected the benefit of cost savings.

International
(All countries outside of the U.S.)

  2% volume decrease
  3% sales increase
  30% pretax earnings decrease

Volume declined in the segment largely due to the exit of nonstrategic export businesses. Base business in Latin America grew both volume and sales, while Canada volume and sales declined slightly. Segment sales increased primarily due to price increases, partially offset by unfavorable foreign exchange. The pretax earnings decline of $12 million was due to the inflationary impact on manufacturing and logistics costs, unfavorable foreign exchange and expenses associated with IT systems implementation in Latin America.

Clorox Confirms Fiscal 2013 Financial Outlook
Clorox confirmed its previous financial outlook for fiscal 2013:

*	2-4 percent sales growth

*	EBIT margin up 25-50 basis points

*	Diluted EPS in the range of $4.20-$4.35

Clorox continues to anticipate sales growth for fiscal 2013 in the range of 2 percent to 4 percent. This reflects continued category growth and product innovation across many of the company’s brands. Uncertainty in some international markets, the negative impact of declining foreign currencies and a more challenging comparison to strong fiscal 2012 sales growth continue to be influencing factors in the company’s fiscal 2013 outlook.

The company continues to expect earnings before interest and taxes (EBIT) margin1 to increase by 25-50 basis points for the fiscal year, reflecting strong cost savings, the benefit of price increases and commodity costs estimated to be about flat versus the prior year. This range also anticipates the impact of declining foreign currencies.

Clorox continues to expect spending against its systems and facilities investments, as well as infrastructure-related investments, to be about equal to fiscal 2012, or in the range of $50 million to $55 million.

Net of all these factors, Clorox continues to anticipate fiscal 2013 diluted EPS in the range of $4.20 to $4.35.

For More Detailed Financial Information
Visit the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

*	Supplemental volume and sales growth information

*	Supplemental gross margin driver information

*	Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)

*	Supplemental balance sheet and cash flow information

*	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

Webcast Postponed to Friday, Nov. 2
In light of Hurricane Sandy, Clorox has moved its first-quarter earnings webcast to Friday, Nov. 2, at 10:30 a.m. Pacific time (1:30 p.m. Eastern time). The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s website.

____________________

1 EBIT as a percent of net sales

The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer and professional products with approximately 8,400 employees and fiscal year 2012 revenues of $5.5 billion. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt’s Bees® and gud® natural personal care products. Nearly 90 percent of the company’s brands hold the No. 1 or No. 2 market share positions in their categories. The company’s products are manufactured in more than two dozen countries and marketed in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $87 million to nonprofit organizations, schools and colleges. In fiscal year 2012 alone, the foundation awarded $3.5 million in cash grants, and Clorox made product donations valued at $15 million. For more information about Clorox, visit TheCloroxCompany.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, sodium hypochlorite, high-strength bleach, agricultural commodities and other raw materials; increases in energy costs; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, and the costs associated therewith; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation and International litigation; risks related to maintaining and updating the company’s information systems, including potential disruptions, costs and the ability of the company to implement adequate information systems in order to support the current business and to support the company’s potential growth; the ability of the company to develop commercially successful products that delight the consumer; consumer and customer reaction to price changes; actions by competitors; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the company’s, suppliers’ or customers’ operations; changes in the company’s tax rate; unfavorable worldwide, regional or local general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the company’s customers, suppliers and service providers; foreign currency exchange rate fluctuations and other risks of international operations, including government-imposed price controls; unfavorable political conditions in the countries where the company does business and other operational risks in such countries; the impact of the volatility of the debt and equity markets on the company’s cost of borrowing, cost of capital and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure, including risks related to the company’s ability to implement share repurchase plans and the impact thereof on the company’s capital structure and earnings per share; the impact of any unanticipated restructuring or asset-impairment charges and the ability of the company to successfully implement restructuring plans; risks arising from declines in cash flow, whether resulting from declining sales, higher cost levels, tax payments, debt payments, share repurchases, higher capital spending, interest cost increases greater than management’s expectations, interest rate fluctuations, increases in debt or changes in credit ratings, or otherwise; the costs and availability of shipping and transport services; potential costs in the event of stockholder activism; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to sales growth, gross margin and diluted EPS. The company has included reconciliations of this information to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). See the end of this press release for the reconciliations of sales growth, gross margin and diluted EPS.

The company has disclosed information related to sales growth, gross margin and diluted EPS on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including charges associated with simplification of the company’s supply chain and other restructuring-related charges and the impact of foreign exchange and foreign currency exchange transactions and acquisitions.

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See Below for These Unaudited First-Quarter Results:

  Condensed Consolidated Statements of Earnings, Reportable Segment Information and Condensed Consolidated Balance Sheets
  Reconciliation of First-Quarter 2013 Sales Growth, Gross Margin and Diluted EPS

Media Relations
Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations
Lisah Burhan (510) 271-3269, lisah.burhan@clorox.com
Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit http://investors.thecloroxcompany.com/events.cfm.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended
	9/30/2012	9/30/2011
Net sales	$1,338	$1,305
Cost of products sold	764	759
Gross profit	574	546

Selling and administrative expenses	195	190
Advertising costs	122	118
Research and development costs	30	28
Interest expense	33	29
Other income, net	-	(6)
Earnings before income taxes	194	187
Income taxes	61	57
Net earnings	$133	$130

Net earnings per share
Basic
Diluted	$1.02	$0.99
	1.01	0.98
Weighted average shares outstanding (in thousands)
Basic	130,268	131,968
Diluted	131,702	133,611

Reportable Segment Information
(Unaudited)
Dollars in millions

First Quarter	Net Sales			Earnings (Losses) Before Income Taxes
	Three Months Ended			Three Months Ended
	9/30/2012	9/30/2011	% Change (1)	9/30/2012	9/30/2011	% Change (1)
Cleaning Segment	$472	$439	8%	$120	$108	11%

Household Segment	355	366	-3%	50	42	19%

Lifestyle Segment	208	206	1%	56	55	2%

International Segment(2)	303	294	3%	28	40	-30%

Corporate	-	-	-	(60)	(58)	3%

Total Company	$1,338	$1,305	3%	$194	$187	4%

(1)	Percentages based on rounded numbers.
(2)	The International segment includes Natural Personal Care results outside the U.S. for all periods presented.

Condensed Consolidated Balance Sheets
Dollars in millions

	9/30/2012	6/30/2012	9/30/2011
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$667	$267	$270
Receivables, net	503	576	439
Inventories, net	421	384	407
Other current assets	154	149	122
Total current assets	1,745	1,376	1,238

Property, plant and equipment, net	1,098	1,081	1,028
Goodwill	1,123	1,112	1,053
Trademarks, net	556	556	547
Other intangible assets, net	83	86	79
Other assets	142	144	132
Total assets	$4,747	$4,355	$4,077

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Notes and loans payable	$2	$300	$440
Current maturities of long-term debt	850	850	-
Accounts payable	388	412	357
Accrued liabilities	458	494	434
Income taxes payable	27	5	37
Total current liabilities	1,725	2,061	1,268
Long-term debt	2,169	1,571	2,122
Other liabilities	738	739	626
Deferred income taxes	135	119	137
Total liabilities	4,767	4,490	4,153

Contingencies

Stockholders’ deficit
Preferred stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	631	633	611
Retained earnings	1,395	1,350	1,185
Treasury shares	(1,836)	(1,881)	(1,717)
Accumulated other comprehensive net losses	(369)	(396)	(314)
Stockholders’ deficit	(20)	(135)	(76)
Total liabilities and stockholders’ deficit	$4,747	$4,355	$4,077

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Sales Growth Reconciliation

	Q1 Fiscal	Q1 Fiscal
	2013	2012
Base sales growth – non-GAAP	1.8%	2.4%
Foreign exchange	-0.8	0.7
Acquisitions	1.5	--

Total sales growth - GAAP	2.5%	3.1%

Gross Margin Reconciliation

Q1 fiscal year 2012 gross margin - GAAP	41.8%	Q1 fiscal 2011 year gross margin - GAAP	44.3%

Commodities(1)	-0.1	Commodities(1)	-3.2
Cost savings	1.7	Cost savings	1.6
Pricing	1.6	Pricing	1.7
Logistics and manufacturing(1)	-0.7	Logistics and manufacturing(1)	-2.2
Other(2)	-1.4	Other	-0.2

Q1 fiscal year 2013 gross margin		Q1 fiscal year 2012 gross margin
before impact of charges – non-GAAP	42.9	before impact of charges – non-GAAP	42.0

Restructuring-related charges	0.0	Restructuring-related charges	-0.2

Q1 fiscal year 2013 gross margin - GAAP	42.9%	Q1 fiscal year 2012 gross margin - GAAP	41.8%

(1)	Commodities in FY13 include the change in the cost of diesel fuel. In FY12, the change in the cost of diesel fuel is included in logistics and manufacturing.
(2)	Other in Q1 FY13 includes -60 bps each for both other supply chain costs and product mix.

Diluted EPS Reconciliation
	Q1 Fiscal	Q1 Fiscal
	2013	2012
Diluted EPS – non-GAAP	$1.04	$1.01
Foreign exchange impact	-0.03	0.01
Restructuring and restructuring-related charges	0.00	-0.04

Diluted EPS – GAAP	$1.01	$0.98